Exhibit 10.7

In connection with a review of director compensation in November 2017, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2018:

•	The base annual cash retainer payable to all directors was increased by $3,600 from $58,400 to $62,000.

•	The value of the equity award grant to all directors remained unchanged at $50,000.

•	The incremental annual cash retainer payable to:

o	the Chairman of the Board remained unchanged at $40,000, with his total annual cash retainer increasing to $102,000 from $98,400;

o	the Vice Chairman of the Board remained unchanged at $20,000, with his total annual cash retainer increasing to $82,000 from $78,400;

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The incremental annual cash retainer payable to Committee chairs is set forth below, provided that no director shall receive the supplemental retainer for being the Chair of one of these four designated Committees if that director is already receiving the supplemental annual retainer applicable to the Chairman of the Board or the Vice Chairman of the Board:

o	the Chairman of the Audit Committee remained unchanged at $12,000, with his total annual cash retainer increasing to $74,000 from $70,400;

o	the Chairman of the Compensation Committee remained unchanged at $10,000, with his total annual cash retainer increasing to $72,000 from $68,400;

o	the Chairman of the Corporate Governance Committee remained unchanged at $12,000 (the Chairman of the Corporate Governance Committee currently serves as the Vice Chairman of the Board); and

o	the Chairman of the Risk Committee remained unchanged at $10,000, with his total annual cash retainer increasing to $72,000.